Exhibit 10.3

Form of Data Domain, Inc. 2007 Equity Incentive Plan Restricted Stock Unit Agreement

No. ____

DATA DOMAIN, INC.

2007 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(Stock Award Documentation for RSUs)

The Compensation Committee of the Board of Directors of Data Domain, Inc. (the “Company”) has approved a grant to you (the “Participant” named below) of Restricted Stock Units (“RSUs”) pursuant to the Data Domain, Inc. 2007 Equity Incentive Plan (the “Plan”), as described below. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

Participant:

Number of RSUs:

Date of Grant:

Vesting Commencement Date:

Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs, with earlier expiration upon the date the Participant’s Service terminates.

Vesting Schedule: The RSUs will vest as follows:

(a)	None of the RSUs shall vest prior to the first anniversary of the Vesting Commencement Date;

(b)	25% of the RSUs shall vest on each of the first through fourth anniversaries of the Vesting Commencement Date, subject to your having continuously provided Service from the Date of Grant to each such anniversary.

1. Settlement. Settlement of vested RSUs shall occur as soon as practicable following the applicable anniversary of the Vesting Commencement Date , but in any event prior to the fifteenth day of the third month following the end of the Company’s fiscal year in which such anniversary of the Vesting Commencement Date occurs. Settlement of vested RSUs shall be in Common Shares. The aggregate par value ($0.0001 per Common Share) of the Common Shares issued shall be deemed to have been paid by Participant’s Service from the Date of Grant to the applicable vesting date.

2. No Stockholder Rights. Unless and until such time as Common Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Common Shares allocated to the RSUs and shall have no right to vote such Common Shares, subject to the terms, conditions and restrictions described in the Plan and herein.

3. No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of (except as provided in the Plan upon the death of the Participant), and any attempt to effect such shall be void ab initio and shall cause such RSUs to be forfeited to the Company forthwith, and all the rights of the Participant to such RSUs shall immediately terminate.

4. Termination of Participant’s Service. If Participant Service terminates for any reason, the RSUs and any interest therein shall be forfeited to the Company, and all the rights of Participant to such RSUs shall immediately terminate. For purposes of the foregoing sentence, Participant’s Service terminates as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” (as such term is commonly understood) or similar period pursuant to local law). In case of any dispute as to whether Participant’s Service has terminated, the Administrator shall have sole discretion to determine whether Participant’s Service has terminated and the effective date of such termination.

5. Tax Consequences. Participant acknowledges that there may be adverse tax consequences upon settlement of the RSUs or disposition of the Common Shares, if any, received in connection with the RSU and that Participant should consult a tax adviser prior to such settlement or disposition. Furthermore, regardless of any action the Company or Participant’s employer takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and that the Company and/or Participant’s employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant, vesting or settlement of the RSUs, the subsequent sale of the Common Shares received upon vesting of the RSUs and the receipt of any dividends; and (b) do not commit to structure the terms of the RSU Award or any aspect of the RSU Award to reduce or eliminate Participant’s liability for Tax-Related Items.

Prior to the relevant taxable event, Participant shall pay or make adequate arrangements satisfactory to the Company and/or Participant’s employer to satisfy all withholding and payment on account obligations of the Company and/or Participant’s employer. In this regard, if permissible under local law, Participant authorizes the Company and/or Participant’s employer, at its discretion, to satisfy the obligations with regard to all Tax-Related Items legally payable by Participant by withholding from the Common Shares to be issued in settlement of vested RSUs. Such number of Common Shares as shall have a Fair Market Value (determined on the date of withholding) equal to the amount necessary to satisfy the minimum statutorily applicable withholding amount. If the foregoing method of withholding is prohibited or insufficient to satisfy all Tax-Related Items legally payable by Participant, then Participant hereby authorizes the Company and/or Participant’s employer to satisfy the obligations by one or a combination of the following:

(a)	withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or Participant’s employer; or

(b)	withholding Common Shares issued in settlement of vested RSUs; or

(c)	selling Common Shares or arranging for the sale of Common Shares (in either case on Participant’s behalf and at Participant’s direction pursuant to this authorization) issued in settlement of vested RSUs.

Finally, Participant shall pay to the Company or Participant’s employer any amount of Tax-Related Items that the Company or Participant’s employer may be required to withhold as a result of Participant’s participation in the Plan or the vesting of RSUs that cannot be satisfied by the means previously described. The Company may refuse to deliver the Common Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items as described in this section.

6. Nature of Grant. In accepting the RSUs, Participant acknowledges that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Restricted Stock Unit Agreement;

(b)	the Award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future Awards of RSUs, or benefits in lieu of RSUs even if RSUs have been granted repeatedly in the past;

(c)	all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)	Participant’s participation in the Plan shall not create a right to further employment with Participant’s employer and shall not interfere with the ability of Participant’s employer to terminate Participant’s employment relationship at any time with or without cause;

(e)	Participant’s participation in the Plan is voluntary;

(f)	the Award of RSUs is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or Participant’s employer, and is outside the scope of Participant’s employment contract, if any;

(g)	the Award of RSUs is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)	in the event that Participant is not an employee of the Company, the RSU Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the RSU Award will not be interpreted to form an employment contract with Participant’s employer or any Subsidiary or Affiliate of the Company;

(i)	the future value of the underlying Common Shares is unknown and cannot be predicted with certainty;

(j)	in consideration of the RSU Award, no claim or entitlement to compensation or damages shall arise from termination of the RSU Award or diminution in value of the Common Shares received when the RSUs become vested resulting from Participant’s termination of Service (for any reason whatsoever and whether or not in breach of local labor laws), and Participant irrevocably releases the Company and Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this RSU Award, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim;

(k)	the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Common Shares; and

(l)	Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

7. Compliance with Laws and Regulations. The issuance of Common Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable foreign, state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Common Shares may be listed or quoted at the time of such issuance or transfer.

8. Compensation Deferral. Payments made pursuant to the RSU Award are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Restricted Stock Unit Agreement to ensure that all RSUs are granted in a manner that qualifies for an exemption from or complies with Section 409A of the Code, provided, however, that the Company makes no representation that this Award is not subject to Section 409A of the Code nor makes any undertaking to preclude Section 409A of the Code from applying to this Award.

9. Successors and Assigns. The Company may assign any of its rights under this Restricted Stock Unit Agreement. This Restricted Stock Unit Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Restricted Stock Unit Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

10. Governing Law; Severability. This Restricted Stock Unit Agreement shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California, excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Restricted Stock Unit Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed. If any provision of this Restricted Stock Unit Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

11. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Restricted Stock Unit Agreement.

12. Headings. The captions and headings of this Restricted Stock Unit Agreement are included for ease of reference only and are to be disregarded in interpreting or construing this Restricted Stock Unit Agreement.

13. Entire Agreement. The Plan and this Restricted Stock Unit Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

14. Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated above or to such other address as Participant may designate in writing from time to time to the Company. All notices shall be deemed effectively given upon personal delivery, (a) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), (b) one (1) business day after its deposit with any return receipt express courier (prepaid), or (c) one (1) business day after transmission by rapifax or telecopier.

15. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs granted under and participation in the Plan or future RSUs that may be granted under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or third party designated by the Company.

16. Acknowledgement & Electronic Signature. By Participant’s electronic signature and the electronic signature of the Company’s representative, the Company and Participant agree that the RSUs are granted under and governed by this Restricted Stock Unit Agreement. Participant acknowledges receipt of a copy of the Plan and the Plan prospectus and represents that Participant has carefully read and is familiar with their provisions. Participant has had an opportunity to obtain the advice of counsel prior to executing this Restricted Stock Unit Agreement and fully understands all provisions of the Plan and this Restricted Stock Unit Agreement. Participant hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Restricted Stock Unit Agreement.